Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, OH, 43920

(330) 385-9200

Press Release

March 2, 2006

Contacts: Charles B. Lang, President

Stephen Beadnell, Chief Executive Officer

Phone: (330) 385-9200 FAX: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Declares Dividend

East Liverpool, OH. -- The Board of Directors of Tri-State 1st Banc, Inc., (NASDAQ "TSEO") declared a dividend to its shareholders in the amount of $.10 per share. Tri-State 1st Banc is the parent company of 1st National Community Bank, its wholly owned banking subsidiary, MDH Investment Management, Inc and Gateminder Corporation. The dividend for the first quarter of 2006 was declared at a meeting of the Directors on February 23, 2006. The dividend will be paid on March 26, 2006 to shareholders of record on March 10, 2006.

For the first quarter of 2005, the company paid a dividend also in the amount of $.10. per share. The dividends paid for the full year 2005 was $.40 for a share. The total amount of dividends paid for the first quarter of 2006 will be $84,972.50 on the 849,725 shares presently outstanding. Tri-State 1st Banc and its predecessor, 1st National Community Bank, have paid dividends on its stock for sixteen consecutive years.

Notice of the 2006 Annual Shareholders' Meeting will be mailed to all shareholders within the next two weeks. The Annual Meeting will be held at Adrian's Banquet Center on April 19th, 2006. The business meeting will be preceded by a luncheon for shareholders attending by reservation.

The headquarters of 1st National Community Bank is located in the operations center at 16924 St. Clair Avenue, East Liverpool, Ohio. The Bank operates seven banking offices: five in Columbiana County and one each in New Cumberland, West Virginia and Midland, Pennsylvania. The Bank also maintains 11 ATM locations in the tri-state area for the convenience of its customers. Five of the ATMs are located at offsite locations in grocery stores and convenience stores. 1st Bank cardholders pay no surcharge for the use of the ATM at any of these eleven locations.

News Release -- 3/02/06

Gateminder Corporation has its office in the Executive suites at 16926 St. Clair Avenue and it provides management and maintenance services to financial institutions, merchants and government offices in three states. Marc D. Hoffrichter is President of MDH Investment Management, Inc. and that company maintains its offices at 1216 Forsyth Place in East Liverpool.

The Office of the Comptroller of the Currency chartered 1st Bank as a national banking association on June 1, 1987. There are presently 72 full-time and part-time employees of the Bank. Charles B. Lang serves as Bank Chairman & President of the holding company, Edward Baumgardner is the President and CEO of the Bank and Stephen Beadnell is the Chief Financial Officer of both organizations.

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